Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

Xenith Bankshares, Inc.

Richmond, Virginia

We hereby consent to the use in this Registration Statement of our report dated March 9, 2016, relating to the consolidated financial statements of Xenith Bankshares, Inc. and Subsidiary, which is contained in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/BDO USA, LLP

Richmond, Virginia

April 7, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.